                                 SCHEDULE 14A

                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

          Proxy Statement Pursuant to Section 14(a) of the Securities

                    Exchange Act of 1934 (Amendment No. 1)

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_]  Preliminary proxy statement

                                 [_]  Confidential, For Use Of the
                                      Commission Only (as permitted by
                                      Rule 14A-6(e)(2))

[X]  Definitive proxy statement

[_]  Definitive additional materials

[_]  Soliciting material pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               COLUMBIA BANCORP
               (Name of Registrant as Specified in Charter)

                John A. Scaldara, Jr., Executive Vice President

                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     ______________

(2)  Aggregate number of securities to which transaction applies:

     ______________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ______________

(4)  Proposed maximum aggregate value of transaction:

     ______________

(5)  Total fee paid:

     ______________

[_]  Fee paid previously with preliminary materials.

     ______________

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

     ______________

(2)  Form, schedule or registration statement no.:


     ______________

(3)  Filing party:

     ______________

(4)  Date filed:

     ______________

                                    [LOGO]

                               COLUMBIA BANCORP

                         10480 Little Patuxent Parkway
                            Columbia, Maryland 21044


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 16, 2000


          Notice is hereby given that the Annual Meeting of Stockholders of Columbia Bancorp will be held at the Turf Valley Resort and Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland 21042 on Tuesday, May 16, 2000, at 5:30 p.m. for the following purposes:

     1. To elect six directors to serve until their terms of office expire and until their successors are duly elected and qualified.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.


          The Board of Directors has fixed the close of business on April 5, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments or postponements.

          Your Proxy is enclosed. You are encouraged to complete, date, sign and return promptly the Proxy in the envelope provided even though you may plan to attend the meeting. No postage is necessary for mailing in the United States. Returning the Proxy will not limit your right to vote in person or to attend the Annual Meeting, but will insure your representation if you cannot attend. If you attend the meeting, you may revoke your Proxy and vote in person.


                                     By Order of the Board of Directors



                                     JOHN A. SCALDARA, JR.
                                     Corporate Secretary

Columbia, Maryland
April 13, 2000

                                PROXY STATEMENT


                                 INTRODUCTION


     This Proxy Statement is furnished on or about April 14, 2000 to stockholders of Columbia Bancorp (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors to be used at the annual meeting of stockholders described in the accompanying notice and at any adjournments or postponements thereof. The purposes of the meeting are set forth in the accompanying notice of annual meeting of stockholders.


Proxies and Voting

     The accompanying proxy is solicited by the Board of Directors of the Company. The Board of Directors has selected James R. Moxley, Jr. and Herschel
L. Langenthal, or either of them, to act as proxies with full power of substitution. Any stockholder executing a proxy has the power to revoke the proxy at any time before it is voted. This right of revocation is not limited or subject to compliance with any formal procedure. Any stockholder may attend the meeting and vote in person whether or not he or she has previously given a proxy.

     The record date for stockholders entitled to notice of and to vote at the annual meeting was the close of business on April 5, 2000. At that date there were outstanding and entitled to vote approximately 7,155,233 shares of Common Stock, par value $.01 per share, of the Company. In the election of directors each share is entitled to one vote for each director to be elected; however, cumulative voting is not permitted. For all matters except the election of directors, each share is entitled to one vote.

     The cost of solicitation of proxies and preparation of proxy materials will be borne by the Company. The solicitation of proxies will generally be by mail and by directors, officers and employees of the Company and its subsidiary, The Columbia Bank (the "Bank"), without additional compensation to them. In some instances solicitation may be made by telephone or telegraph, the costs of which will be borne by the Company. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for reasonable out-of-pocket and clerical expenses for forwarding proxy materials to principals.

     The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 1999, has been mailed to all stockholders with this Proxy Statement.


                     PROPOSAL 1  -  ELECTION OF DIRECTORS


     The charter and by-laws of the Company provide that the directors shall be classified into three classes as equal in number as possible, with each director serving a three-year term.

     Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the meeting with a quorum present. Abstentions and broker non-votes are not considered to be votes cast.

Nominees

     Unless otherwise indicated in the enclosed proxy, the persons named in such proxy intend to nominate and vote for the election of the following six nominees for the office of director of the Company, to serve as directors for three years or until their respective successors have been duly elected and qualified. All such nominees are currently serving as directors. The Board of Directors is not aware that any nominee named herein will be unable or unwilling to accept nomination or election. Should any nominee for the office of director become unable to accept nomination or election, the persons named in the proxy will vote for the election of such other persons, if any, as the Board of Directors may recommend.

     The names and ages (as of April 5, 2000) of persons nominated by the Board of Directors, their principal occupations and business experience for the past five years, and certain other information are set forth below. Unless otherwise noted, each has served as a director of the Company and the Bank since inception of the Company in 1987 and the Bank in 1988.

Name of Nominee          Information Regarding Nominee
---------------          -----------------------------

        Nominees for Directors to be elected at the 2000 Annual Meeting to serve until the 2003 Annual Meeting (Class I)

Anand S. Bhasin          Mr. Bhasin is 62 years old. He is President of Gemini
                         Ventures Corporation, an international trading company.
                         Mr. Bhasin has served as a director of the Company since November, 1990 and the Bank since April, 1992.
                         Mr. Bhasin currently serves on the Audit and Community
                         Reinvestment Act ("CRA") Advisory Committees of the
                         Company and the Bank.

Robert R. Bowie, Jr.     Mr. Bowie is 52 years old. He is a Founding Member of
                         the law firm Bowie & Jensen, LLC, located in Towson, Maryland. He is a graduate of Harvard University and University of Maryland Law School. Mr. Bowie has served as a director of the Company and the Bank since
                         December, 1999. Mr. Bowie currently serves on the Asset/Liability Management and Audit Committees of the
                         Company and the Bank.

Garnett Y. Clark, Jr.    Mr. Clark is 57 years old. He is President of GYC Group
                         Ltd., a building and development company. He is also
                         President of Clark & Associates Realtors, Inc. Mr.
                         Clark currently serves on the Acquisition, Development and Construction ("ADC"), Executive and Strategic
                         Planning Committees of the Company and the Bank.

Kenneth H. Michael       Mr. Michael is 61 years old. He is the Chairman of The
                         Michael Companies, a real estate development and management company. Mr. Michael previously served as a director of Suburban Bancshares, Inc. ("Suburban") and
                         Suburban Bank of Maryland ("Suburban Bank"). He has served as a director of the Company and the Bank since
                         March 8, 2000, the date on which Suburban and Suburban
                         Bank were merged with and into the Company and the Bank. Mr. Michael currently serves as Chairman of the ADC Committee of the Company and the Bank.

Maurice M. Simpkins      Mr. Simpkins is 54 years old. He is Vice President for
                         Public Affairs at The Ryland Group, Inc., a residential homebuilder and mortgage finance company, and has been with Ryland since 1971. Mr. Simpkins has served as a director of the Company and Bank since April, 1997. Mr.
                         Simpkins currently serves as Chairman of the CRA
                         Advisory Committee and also serves on the ADC Committee of the Company and the Bank.

Robert N. Smelkinson     Mr. Smelkinson is 70 years old. He is the retired
                         Chairman of Smelkinson Sysco, a distribution company.
                         Mr. Smelkinson currently serves as Chairman of the Personnel, Compensation and Stock Option ("PCSO")
                         Committee and also serves on the Executive and Strategic Planning Committees of the Company and the Bank.


Continuing Directors

     The following information is provided with respect to directors who will continue to serve as directors of the Company until the expiration of their terms at the times indicated. Unless otherwise noted, each has served as a director of the Company and the Bank since inception of the Company in 1987 and the Bank in 1988.

Name of Director         Information Regarding Director
----------------         ------------------------------

          Directors to serve until the 2001 Annual Meeting (Class II)

Hugh F.Z. Cole, Jr.      Mr. Cole is 58 years old. He is Chairman and CFO of
                         Brantly Development Group, Inc., a real estate development company. Mr. Cole has served as a director of the Company and Bank since July, 1988. Mr. Cole currently serves as Chairman of the Audit Committee of the Company and the Bank.

G. William Floyd         Mr. Floyd is 68 years old. He is a general partner of
                         Venture Associates, a commercial real estate investment firm. Mr. Floyd currently serves on the Audit Committee of the Company and the Bank.

Herschel L. Langenthal   Mr. Langenthal is 71 years old. He is the managing
                         partner of Langenmyer Company, an investment company.
                         Mr. Langenthal is Chairman of the Executive Committee of the Company and the Bank and also serves on the Asset/Liability Management, PCSO and Strategic Planning
                         Committees of each.

Richard E. McCready      Mr. McCready is 66 years old. He is Chairman and CEO of
                         Eastern Sales and Marketing, a food brokerage company.
                         Mr. McCready currently serves on the Asset/Liability
                         Management Committee of the Company and the Bank.

James R. Moxley, Jr.     Mr. Moxley is 69 years old. He is President of Security
                         Development Corporation, a real estate development company. Mr. Moxley is also Vice-Chairman of the Company and is the father of Mr. Moxley, III. Mr.
                         Moxley is Chairman of the Strategic Planning Committee and also serves on the ADC, Asset/Liability Management, CRA Advisory, Executive and PCSO Committees of the
                         Company and the Bank.

Vincent D. Palumbo       Dr. Palumbo is 65 years old. He is President of V.D.
                         Palumbo, P.A. and is an oral and maxillofacila surgeon, practicing in Fort Washington, Maryland. Dr. Palumbo previously served as a director of Suburban and Suburban Bank. He has served as a director of the Company and the Bank since March 8, 2000, the date on which Suburban and Suburban Bank were merged with and into the Company and the Bank. Dr. Palumbo currently serves on the ADC and Asset/Liability Management
                         Committees of the Company and the Bank.

Lawrence A. Shulman      Mr. Shulman is 57 years old. Mr. Shulman is President
                         of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., a law firm in Rockville, Maryland. Mr. Shulman previously served as a director of Suburban and Suburban Bank. He has served as a director of the Company and the Bank since March 8, 2000, the date on which Suburban and Suburban Bank were merged with and into the Company and the Bank. Mr. Shulman currently serves on the Audit and PCSO Committees of the Company and the Bank.


         Directors to serve until the 2002 Annual Meeting (Class III)

John M. Bond, Jr.        Mr. Bond, Jr. is 56 years old and has served as a
                         director and President, Chief Executive Officer, and
                         Treasurer of the Company since inception. Mr. Bond, Jr.
                         has also served as a director and President and Chief
                         Executive Officer of the Bank since inception. Mr. Bond serves on the ADC, Asset/Liability Management, CRA
                         Advisory, Executive and Strategic Planning Committees of the Company and the Bank.

William L. Hermann       Mr. Hermann is 58 years old and is President of William
                         L. Hermann, Inc., a financial management company. Mr.
                         Hermann served as General Manager of the Glenmore office of the Bank until December 1997. He has served as a director of the Company and the Bank since June
                         1989. Mr. Hermann is Chairman of the Asset/Liability
                         Management Committee and also serves on the Strategic
                         Planning Committee of the Company and the Bank.

Charles C. Holman        Mr. Holman is 66 years old. Since June, 1992 and until
                         his retirement effective December 31, 1998, Mr. Holman served as Executive Vice President of the Bank and was responsible for the Bank's acquisition, development and construction loan portfolio. Mr. Holman has served as a director of the Company and the Bank since December, 1998. Mr. Holman currently serves on the ADC and Executive Committees of the Company and the Bank.

Winfield M. Kelly, Jr.   Mr. Kelly is 64 years old. He is the President and CEO
                         of Dimensions Healthcare System, a health care company located in Largo, Maryland. Mr. Kelly was appointed
                         Chairman of the Company and the Bank effective March 8, 2000, the date on which Suburban and Suburban Bank were merged with and into the Company and the Bank.
                         Previously, Mr. Kelly served as Chairman and Chief
                         Executive Officer of Suburban and Suburban Bank. Mr.
                         Kelly serves on the ADC, Asset/Liability

                         Management, CRA Advisory, Executive, PCSO, and Strategic Planning Committees of the Company and the Bank.

Harry L. Lundy, Jr.      Mr. Lundy is 59 years old. He is President and owner of
                         Williamsburg Group, LLC, Williamsburg Builders, Inc.
                         and Hallmark Builders, Inc. He is Executive Vice
                         President and owner of Patriot Homes, Inc. Each of the aforementioned companies is a residential construction company. Mr. Lundy currently serves on the ADC and Strategic Planning Committees of the Company and the Bank.

James R. Moxley, III     Mr. Moxley, III is 39 years old. He is Vice President
                         of SDC Group, a real estate development company. He is the son of Mr. Moxley, Jr. Mr. Moxley, III has served as a director of the Company and the Bank since April
                         1999. Mr. Moxley, III currently serves on the Asset/Liability Management and CRA Advisory Committees of the Company and the Bank.

Mary S. Scrivener        Mrs. Scrivener is 62 years old. She is Secretary of
                         Calvert General Contractors, a commercial construction company. Mrs. Scrivener currently serves on the CRA
                         Advisory and PCSO Committees of the Company and the Bank.

Albert W. Turner         Mr. Turner is 83 years old. He is a senior partner of
                         Carrollton Enterprises, Ltd., a real estate development and management company located in Beltsville, Maryland.
                         Mr. Turner previously served as a director of Suburban and Suburban Bank. He has served as a director of the Company and the Bank since March 8, 2000, the date on which Suburban and Suburban Bank were merged with and into the Company and the Bank. Mr. Turner currently serves on the Executive Committee of the Company and the Bank.

Theodore G. Venetoulis   Mr. Venetoulis is 65 years old. He is the President of
                         H&V Communications, a media and publishing company. He is a former Baltimore County Executive, the County's senior elected official, and has been publisher of the Orioles Gazette and political analyst for WBAL-TV in Baltimore, Maryland. Mr. Venetoulis currently serves on the CRA Advisory, Executive and Strategic Planning
                         Committees of the Company and the Bank.


Directors Emeritus

     Mr. James Clark, Jr., Ms. Mary Gould and Ms. Patricia Rouse currently serve as Directors Emeritus of the Company and the Bank. As a Director Emeritus, each is eligible to receive compensation and perquisites offered to directors generally and may participate in discussion at Board meetings of the Company and the Bank, but may not vote and may not be counted for purposes of determining a quorum.

     Terms for Mr. Clark, Jr., Ms. Gould and Ms. Rouse expire in May, 2000.


Board and Committee Meetings

     The Board of Directors held eleven meetings during 1999. Directors Floyd and McCready attended fewer than 75% of the sum of the total number of Company meetings of the Board of Directors and of committees of the Board of Directors on which each served during 1999.

     The Board of Directors has seven standing committees. The committees are the Executive; Acquisition, Development and Construction ("ADC"); Audit; Asset/Liability Management ("ALM"); Community Reinvestment Act ("CRA") Advisory; Personnel, Compensation and Stock Option ("PCSO") and Strategic Planning committees. The Board of Directors has not established a nominating committee. The functions customarily attributable to a nominating committee are performed by the PCSO Committee and the Board of Directors as a whole. The Board of Directors will consider nominees recommended by stockholders. Such recommendations should be directed to the Board of Directors of the Company in care of the Secretary. In addition, the Board of Directors, from time to time, establishes special committees which have a limited duration. Directors are appointed to each committee for a one-year term. The Chairman of the Board and Vice-Chairman of the Board, are members of all committees appointed, with the exception of the Audit Committee. The President is a member of all committees appointed, with the except the Audit and PCSO committees.

     The Executive Committee held thirty-one meetings during 1999. During 1999, the Executive Committee consisted of Directors Bond, Jr., Holman, Langenthal (Chairman) and Moxley, Jr., and three additional directors who served as Committee members on a rotational basis. Currently, the Executive Committee consists of Directors Bond, Jr., Clark, Holman, Kelly, Langenthal (Chairman), Moxley, Jr., Smelkinson, Turner and Venetoulis. The Committee is responsible for evaluating and approving credits exceeding the lending authority of officers of the Bank; reviewing on a regular basis financial information, operational statistics, loan delinquencies and potential problem loans; and taking other actions as may be required in the absence of the full Board of Directors.

     The ADC Committee held five meetings during 1999. During 1999, the ADC Committee consisted of Directors Bond, Jr., G. Clark (Chairman), Holman, Langenthal, Lundy, Moxley, Jr. and Simpkins. Currently, the ADC Committee consists of Directors Bond, Jr., Clark, Holman, Kelly, Lundy, Michael (Chairman), Moxley, Jr., Palumbo and Simpkins. The Committee is responsible for monitoring business development strategies and market trends specific to the Company's acquisition, development and construction loan portfolio.

     The Audit Committee held two meetings during 1999. During 1999, the Audit Committee consisted of Directors Bhasin, Cole (Chairman), Floyd, Hermann and Venetoulis. Currently, the Audit Committee consists of Directors Bhasin, Bowie, Cole (Chairman), Floyd and Shulman. The Committee is responsible for overseeing the Company's internal accounting controls; recommending to the Board of Directors the selection of the Company's independent auditors; reviewing the annual audit plan, annual report and results of the independent audit; reviewing supervisory examination reports; and initiating other special reviews when deemed necessary.

     The ALM Committee held four meetings during 1999. During 1999, the ALM Committee consisted of Directors Bhasin, Bond, Jr., Hermann (Chairman), Langenthal, Moxley, Jr., Moxley, III and Scrivener. Currently, the ALM Committee consists of Directors Bond, Jr., Bowie, Hermann (Chairman), Kelly, Langenthal, McCready, Moxley, Jr., Moxley, III and Palumbo. The Committee monitors quarterly operating results, liquidity, asset mix, interest rate risk, loan pricing and deposit rate policies of the Company. In addition, the Committee directs the investment strategies of the Company and makes recommendations of such to the Board of Directors when strategies are outside its approval authority.

     The CRA Advisory Committee held four meetings during 1999. During 1999, the CRA Advisory Committee consisted of Directors Bhasin, Bond, Jr., Langenthal, Moxley, Jr., Simpkins (Chairman) and Venetoulis. Currently, the CRA Advisory Committee consists of Directors Bhasin, Bond, Jr., Kelly, Moxley, Jr., Moxley, III, Scrivener, Simpkins (Chairman) and Venetoulis. The Committee provides oversight and guidance to the development of CRA programs and affordable housing initiatives of the Company. This includes providing mortgage financing conduits for low-to-moderate income housing, fair lending policies for minorities, encouragement for first-time homebuyers, and education to the community to foster affordable housing opportunities.

     The PCSO Committee held four meetings during 1999. During 1999, the PCSO Committee consisted of Directors Langenthal, Lundy, McCready, Moxley, Jr., Simpkins, Smelkinson (Chairman) and

Venetoulis. Currently, the PCSO Committee consists of Directors Kelly, Langenthal, Moxley, Jr., Scrivener, Shulman and Smelkinson (Chairman). The Committee oversees the compensation of all employees, except the compensation of the President and directors; reviews the compensation of the President and directors, and makes recommendations regarding changes to such to the Board of Directors for approval; monitors personnel related matters of the Company; reviews and authorizes employee related benefit plans; and administers the Company's stock option programs.

     In 1999, the Board of Directors established the Strategic Planning Committee. During 1999, the Strategic Planning Committee consisted of Directors Bond, Jr., Hermann, Langenthal, Moxley, Jr., Smelkinson and Venetoulis. Currently, the Strategic Planning Committee consists of Directors Bond, Jr., Clark, Hermann, Kelly, Langenthal, Moxley, Jr. (Chairman), Lundy, Smelkinson and Venetoulis. The Committee is responsible for analyzing the challenges and opportunities which the Company faces in a dynamic banking industry and establishing strategic initiatives.

Compensation of Directors

     Non-employee directors of the Company and the Bank will receive $150 and stock options to purchase thirty shares of Common Stock of the Company for each Board and committee meeting, other than the Strategic Planning Committee, attended during 2000. Chairpersons of committees, other than directors Langenthal and Moxley, Jr., will receive $250 for each committee meeting attended during 2000. Directors Moxley, Jr. and Langenthal, serving in the capacities of Chairman and Vice-Chairman of the Company through March 8, 2000 and as Vice-Chairman and Chairman of the Executive Committee, thereafter, will receive annual fees of $29,000 and $27,000, respectively, in addition to fees paid and stock options granted for meeting attendance. These amounts are unchanged from those received during 1999. Beginning March 8, 2000, Mr. Kelly will receive annual compensation of $60,000 in his capacity as Chairman. The Chairman, Vice-Chairman and Chairman of the Executive Committee are also eligible for a bonus to be awarded at the discretion of the Board of Directors. No bonus was awarded for service during 1999. Total director fees paid by the Company and the Bank for 1999 service were $125,250, inclusive of annual fees paid to the Chairman and Vice-Chairman. In addition, on December 31, 1999, stock options to purchase 13,410 shares of the Company's Common Stock at $11.3125 per share, the then current market price, were granted to directors for meeting attendance during 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act") requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of change in ownership of Common Stock of the Company. The same persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to the Company's executive officers, directors and greater than 10% beneficial owners were complied with, except that Director Moxley, III and Executive Vice President Nicholson inadvertently each filed late the report required by Section 16(a) of the Act to recognize their appointments as director and executive officer, respectively.

Certain Relationships and Related Transactions

     The Bank has made loans to certain of its executive officers, directors and related parties. These loans were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1999, these loans totaled $3.4 million, or approximately 8.7% of the total equity capital of the Bank.

     In November 1997, the Bank acquired through foreclosure a 75% interest in a residential development project consisting of 262 residential building lots in various stages of development. Also, in November 1997, the Bank engaged The Michael Companies, a real estate development company owned solely by Mr. Kenneth Michael, to serve as development and marketing manager with respect to the project. The Michael Companies earns a development fee of $1,200 per lot as lots are developed and sold, $200 of which is deferred until all public improvements have been dedicated and any bonds related to the property have been released. In addition, The Michael Companies earns a sales commission of 4%, the Bank's share being 3%, of the sales price of each lot at settlement. In 1998, the Bank paid The Michael Companies sales commissions of $52,380 and development fees of $31,500, of which $5,250 was deferred. In 1999, the Bank paid The Michael Companies sales commissions of $73,980 and development fees of $51,300, of which $8,550 was deferred. As of December 31, 1999, 170 lots were under option contract of sale at prices ranging from $31,000 to $50,000 with a takedown schedule that extends through September 2003.

     Pursuant to a services agreement between the Company and Winfield M. Kelly, Jr., effective March 8, 2000, Mr. Kelly will serve as the Chairman of the Company and the Bank. Under the services agreement, Mr. Kelly will receive (i) annual director's fees of $60,000, and (ii) certain employee benefits. The term of the amended agreement will expire upon the expiration of Mr. Kelly's initial term as a director of the Company and is subject to automatic renewal upon his re-election as Chairman by the board of directors. If the agreement is terminated by the Company without cause or if Mr. Kelly terminates the agreement for "cause", the Company must pay Mr. Kelly the sum of $120,000 as severance compensation. If Mr. Kelly's agreement is terminated by the Company for "cause", he will be entitled only to compensation earned prior to such termination. Upon the earlier of (i) five years from March 8, 2000 or (ii) in the event that the agreement is terminated or not renewed as a result of any sale or exchange of stock resulting in a change in a controlling interest of the Company or the Bank, the Company will pay Mr. Kelly $200,000 as additional compensation.


     In August, 1999, the Bank entered into an agreement with an automobile dealership owned principally by Mr. Kelly. Under terms of the agreement, the Bank purchases qualifying automobile loans originated by the dealership. The dealership receives a customary dealer reserve (premium) which aggregated $48,000 during 1999.


           PRINCIPAL BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK

Certain Beneficial Owners

     No persons were known by the Company to own beneficially, directly or indirectly, more than 5% of the Company's Common Stock outstanding on March 24, 2000.

Beneficial Ownership of Executive Officers, Directors and Nominees

     The following table lists the number of shares of Common Stock of the Company beneficially owned at March 24, 2000 by directors and named Executive Officers of the Company and the Bank, directly or indirectly.

                              Shares of                                % of
                             Common Stock       Stock Options (1)      Class
                             ------------       -----------------      -----
Continuing Directors:
John M. Bond, Jr. (2)(3)         223,864              36,104            3.62
Hugh F.Z. Cole, Jr. (4)           44,239               3,283             *
G. William Floyd                  28,196                 435             *
William L. Hermann (5)            56,460               1,490             *
Charles C. Holman                 16,560              14,380             *
Winfield M. Kelly, Jr.           136,207              11,690            2.06
Herschel L. Langenthal (6)        92,912              16,835            1.53
Harry L. Lundy, Jr. (7)          104,470               2,914            1.50
Richard E. McCready               46,112               2,423             *
James R. Moxley, Jr. (8)          47,437              23,008             *
James R. Moxley, III (9)          11,653                 270             *
Vincent D. Palumbo                60,180               2,338             *
Mary S. Scrivener                 53,650               1,355             *
Lawrence A. Shulman                6,726                 584             *
Albert W. Turner                 211,924                 584            2.97

                              Shares of                                % of
                             Common Stock       Stock Options (1)      Class
                             ------------       -----------------      -----
Theodore G. Venetoulis (10)       26,362               3,785             *


Director Nominees:
Anand S. Bhasin (11)              46,742               2,889             *
Robert R. Bowie, Jr.                 100                   -             *
Garnett Y. Clark, Jr.             46,409               4,411             *
Kenneth H. Michael                42,342               2,338             *
Maurice M. Simpkins               11,174               1,685             *
Robert N. Smelkinson             118,040               5,382            1.72

Executive Officers:
Michael T. Galeone                 5,912              19,300             *
Robert W. Locke (12)              22,261               8,675             *
Scott C. Nicholson  (13)           1,844              12,000             *
John A. Scaldara, Jr. (14)(15)    92,344              23,310            1.61
                               =========             =======            ====

All directors and executive
  officers (26 persons) (16)   1,465,070             201,468           22.65%
                               =========             =======           =====

Company totals                 7,155,233             302,916
                               =========             =======

 *   Less than 1%
 (1) Represents the number of shares of Common Stock subject to stock options currently exercisable.
 (2) Includes 46,088 shares of Common Stock and 2,104 stock options for which Mr. Bond, Jr. is a co-trustee and a remainder beneficiary. Also includes 33,888 shares held by Mr. Bond, Jr.'s spouse and 11,000 shares for which Mr. Bond, Jr. has power of attorney.
 (3) Includes 89,050 shares of Common Stock held by the Company's 401(k) Plan and Trust on December 31, 1999 for which Mr. Bond, Jr. serves as a trustee. Beneficial ownership of such shares is expressly disclaimed, except as to 18,214 shares held for the account of Mr. Bond, Jr.
 (4)  Includes 692 shares of Common Stock for which Mr. Cole is a trustee.
 (5) Includes 7,228 shares of Common Stock owned by a corporation of which Mr. Hermann owns an interest.
 (6) Includes 23,424 shares of Common Stock for which Mr. Langenthal is a trustee and 39,990 shares of Common Stock owned by two partnerships and a corporation of which Mr. Langenthal owns an interest. Also includes 7,040 shares held by Mr. Langenthal's spouse.
 (7) Includes 42,975 shares of Common Stock for which Mr. Lundy is a trustee and 58,812 shares of Common Stock owned by a corporation and a limited partnership of which Mr. Lundy owns an interest.
 (8)  Includes 10,658 shares held Mr. Moxley, Jr.'s spouse.
 (9) Includes 2,671 shares of Common Stock owned by Mr. Moxley, III's children and 216 shares held by Mr. Moxley, III's spouse.
(10) Includes 26,220 shares of Common Stock held by a trust; the beneficial ownership of such shares is expressly disclaimed.
(11) Includes 4,088 shares of Common Stock owned by Mr. Bhasin's children and 4,806 shares held by Mr. Bhasin's spouse.
(12) Includes 2,449 shares of Common Stock held for the account of Mr. Locke in the Company's 401(k) Plan and Trust and 628 shares held by Mr. Locke's spouse.
(13) Shares are held for the account of Mr. Nicholson in the Company's 401(k) Plan and Trust.
(14)  Includes 322 shares of Common Stock for which Mr. Scaldara is trustee.
(15) Includes 89,050 shares of Common Stock held by the Company's 401(k) Plan and Trust on December 31, 1999 for which Mr. Scaldara serves as a trustee. Beneficial ownership of such shares is expressly disclaimed, except as to 8,634 shares held for the account of Mr. Scaldara.

(16) Includes 89,050 shares of Common Stock held by the Company's 401(k) Plan and Trust for which Mr. Bond, Jr. and Mr. Scaldara are trustees.


                                 EXECUTIVE COMPENSATION


Compensation Committee Report on Executive Compensation

     The following report is submitted by the Personnel, Compensation and Stock Option Committee of the Board of Directors (the "Committee"). The report addresses the executive compensation policies of the Bank and the Company (collectively, the "Company") for 1999. The Committee is currently composed of the following non-employee Directors of the Company:

        Robert N. Smelkinson, Chairman          James R. Moxley, Jr.
        Winfield M. Kelly, Jr.                  Mary S. Scrivener
        Herschel L. Langenthal                  Lawrence A. Shulman


     The Committee establishes the compensation of senior officers of the Company with the exception of Mr. Bond, Jr., the President and Chief Executive Officer. Mr. Bond, Jr.'s compensation is established by the Board of Directors of the Company based upon data provided by and recommendations of the Committee. The Board of Directors also establishes the compensation of the Chairman, Vice-Chairman, and Chairman of the Executive Committee of the Board of Directors based on the recommendations of the Committee. In addition, the Committee generally reviews all personnel related issues, including salary administration related to all other employees, and administers the Company's 1997 Stock Option Plans and 401(k) Plan and Trust, and the Bank's Deferred Compensation Plan. The overall goal of the Committee is the establishment and administration of compensation policies directly related to attainment of corporate operational and financial goals which provide the ability to attract, motivate, reward and retain qualified senior officers.

     The Company utilizes an internal salary administration plan for the basis of its analysis of compensation levels throughout the Company, including senior officers. The plan includes job descriptions for all positions and rates the overall responsibility of each position based on characteristics including, job knowledge, problem-solving, accountability, human relations, communications, supervision of others and marketing. Each position is assigned to a salary grade based on level of overall responsibility. Salary ranges for each salary grade are developed based on market information available for similar positions at financial institutions both in the communities where the Company does business and outside the Company's market area. These results are updated annually by the Company's human resources staff using current market data which reflects marketplace changes, inflation, and, if applicable, corporate performance. This information is considered by the Committee.

     The individual components of the Company's compensation program include:

(a) Base Salary. Base salary levels are established for senior officers primarily based upon evaluation of the historical performance, degree of responsibility, level of experience and number of years with the Company. In addition, the Committee considers compensation data available through various surveys, including the SNL Executive Compensation Review, Bank Administration Institute Bank Cash Compensation and Key Executive Compensation Surveys, and Starkey & Beall Regional Financial Industry Salary Survey.

     With respect to the base salary of $230,925 granted to Mr. Bond, Jr. for the year 1999, the Committee took into account the Company's performance during 1998 and survey information referred to above. Particular emphasis was placed on Mr. Bond, Jr.'s individual performance, including his leadership role through a period of continued growth, and the Company's continued strong financial performance.

(b) Annual Incentives/Bonuses. Bonuses are generally granted senior officers based on the extent to which the Company achieves annual performance objectives, as established by the Board of Directors. Such performance objectives include net income, earnings per share and return on equity goals. Bonuses may also be awarded to other officers and employees based on recommendations by supervisors.

(c) Stock Option Awards. The Committee believes that the granting of stock options is the most appropriate form of long term compensation for senior officers, since awards of equity encourage ownership in the success of the Company. Stock option grants are discretionary and are limited by the terms and conditions of the Company's 1997 Stock Option Plan.

            Personnel, Compensation and Stock Option Committee:

            Robert N. Smelkinson, Chairman        Mary S. Scrivener
            Herschel L. Langenthal                Theodore G. Venetoulis
            James R. Moxley, Jr.


Compensation Committee Interlocks and Insider Participation

     The table below provides the aggregate balance at December 31, 1999 of loans in excess of $60,000 issued by the Bank to members of the PCSO Committee and/or their affiliates. These loans were made in the ordinary course of business, made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers and did not involve more than a normal risk of collectibility or present other unfavorable features.

                                               Aggregate Loan
                                        Balance at December 31, 1999
                                        ----------------------------

          James R. Moxley, Jr.                    $1,297,215


Summary Compensation Table

     The table below presents a summary of compensation for the last three fiscal years of the chief executive officer of the Company and the other most highly paid executive officers of the Company and the Bank (collectively, the "Executive Officers") whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1999.

                                                                            Shares of Common
         Name and                            Annual Compensation (a)        Stock Underlying       All Other
                                             -----------------------
     Principal Position           Year       Salary            Bonus        Options Awarded      Compensation(b)
     ------------------           ----      ------             -----        ---------------      ---------------

John M. Bond, Jr.                 1999      $230,925          $     -            12,000              $(3,606)
     President and CEO            1998       225,000                -            40,000               21,538
                                  1997       215,000                -                 -               55,010

Michael T. Galeone                1999      $164,000          $12,000             2,000              $13,598
     Executive Vice President     1998       160,000           15,000             8,000               14,996
                                  1997       154,000                -                 -                8,505

Robert W. Locke                   1999      $125,500          $12,000             3,500              $ 9,506

     Executive Vice President     1998       115,500            7,500             8,000               11,814
                                  1997       109,000                -                 -               14,633


Scott C. Nicholson                1999      $121,333          $12,000             2,000              $ 3,800
     Executive Vice President     1998       109,200           15,000             6,000                2,915
                                  1997       104,000                -             6,000                2,939

John A. Scaldara, Jr.             1999      $140,000          $12,000             5,000              $ 7,105
     Executive Vice President,    1998       130,000                -             8,000               12,454
     Chief Financial Officer      1997       120,000                -             6,000               18,551
     and Corporate Secretary

_____________________________________________
(a) No officer named above received any perquisites and other personal benefits the aggregate amount of which exceeded the lesser of $50,000 or 10% of the total annual salary and bonus reported for 1999 for such officer in the Summary Compensation Table.

(b) The amounts represent discretionary matching contributions made by the Company and allocated forfeitures resulting from employee terminations as determined under terms of the Company's 401(k) Plan and Trust. All employees participating in the Company's 401(k) Plan and Trust receive matching contributions and forfeitures on equivalent terms. The amounts also include discretionary matching contributions made by the Bank as determined under terms of the Bank's Deferred Compensation Plan and a charge (credit) to reflect the appreciation (depreciation) of the participants' account balance during the year. In addition, the Deferred Compensation Plan provides for payment of a death benefit in the event that a participant dies while in active service. At January 1, 2000, the death benefit for each of the Executive Officers was as follows: Mr. Bond, Jr., $925,000; Mr. Galeone, $720,000; Mr. Locke, $356,000; and Mr. Scaldara,
     Jr., $750,000.


Option Grants in Last Fiscal Year

     The table below provides analysis of all individual grants of stock options made during the year ended December 31, 1999 to the Executive Officers:

                                                      Percent of
                                    Number of       Total Options
                                   Securities         Granted to
                                   Underlying        Employees in     Exercise or                        Grant Date
Name                           Options Granted (b)   Fiscal Year      Base Price     Expiration Date     Value  (a)
-----------------------        -------------------  --------------    -----------    ----------------    -----------
John M. Bond, Jr.                    12,000            24.8%            $16.00       January 20, 2009       $77,640
Michael T. Galeone                    2,000             4.1%            $16.00       January 18, 2009       $12,940
Robert W. Locke                       3,500             7.2%            $16.00       January 18, 2009       $22,645
Scott C. Nicholson                    2,000             4.1%            $16.00       January 18, 2009       $12,940
John A. Scaldara, Jr.                 5,000            10.3%            $16.00       January 18, 2009       $32,350

_____________________________________________
     (a) Estimated using the Black-Scholes option pricing model and the following assumptions as of the grant date:
                    Dividend yield                         2.00%
                    Expected volatility                   35.03%
                    Risk free interest rate (average)      4.70%
                    Expected life                         10 years

     (b) The stock options granted become vested to the extent of 25% after one year from the date of grant, 50% after two years from the date of grant, 75% after three years from the date of grant and 100% after four years from the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     The table below provides an analysis of aggregated stock options exercised during 1999 and outstanding stock options as of December 31, 1999 for the Executive Officers. There were no adjustments or amendments to the exercise price of stock options previously awarded to any Executive Officer during 1999.

                                                                        Shares of
                                                                 Common Stock Underlying           Value of Unexercised
                            Shares of Common                        Unexercised Options                In-The-Money
                             Stock Acquired      Value              at Fiscal Year-End           Options at Fiscal Year-End
                                                                -------------------------        ------ -------------------
Name                          on Exercise      Realized         Exercisable Unexercisable         Exercisable Unexercisable
----                          -----------      --------         -------------------------         -------------------------
John M. Bond, Jr.                      -       $      -              21,000      42, 000           $   71,363            -

Michael T. Galeone                 2,200       $ 15,934              16,800        8,000           $   97,863            -

Robert W. Locke                    2,200       $ 16,209               5,800        9,500           $   25,269            -

Scott C. Nicholson                     -       $      -               8,500        9,500           $   26,888       $  938

John A. Scaldara, Jr.                440       $  3,187              18,560       14,000           $   89,524       $  938

Employment Contracts and Change in Control Agreements

     The Company and the Bank entered into an employment agreement dated February 26, 1996 with John M. Bond, Jr. (the "Agreement"). The terms of the Agreement continue until the earlier of (i) the close of business on the date which is three years after the date on which either party provides written notice of termination, other than for "cause", as defined in the Agreement, but no later than the close of business on the sixty-fifth birthday of Mr. Bond, Jr., or (ii) the date on which Mr. Bond, Jr.'s employment is otherwise terminated pursuant to the provisions of the Agreement. Under terms of the Agreement, Mr. Bond, Jr. serves as President and Chief Executive Officer of the Companies with a minimum annual base compensation of $250,000 effective January 1, 2000, which is subject to normal periodic review, at least annually, for increases based on the salary policies of the Companies and Mr. Bond, Jr.'s contributions to the Companies. Mr. Bond, Jr. is also entitled to participate in all incentive and benefit programs offered by the Companies. If Mr. Bond, Jr.'s employment is terminated, other than for "cause", the Companies are required to continue to provide benefits to him and pay his salary for a predetermined period plus, under certain circumstances, pay an annual bonus as determined in accordance with the terms of the Agreement. The Agreement also contains a non-competition provision which prohibits Mr. Bond, Jr., during his employment with the Companies, or for a period of three years following voluntary resignation or termination for "cause", from directly or indirectly engaging in activities competitive with the business of the Companies.

     The Agreement also provides that in the event of (i) termination, other than for "cause", (ii) resignation due to a significant change in the nature or scope of authority and duties, or (iii) resignation as a result of not having been offered a new employment agreement with similar terms, 90 days prior to, or within one year after, any "change in control" (as defined in the Agreement) of the Companies, Mr. Bond, Jr., within 15 days of termination, will be paid a lump sum payment equal to three times the sum of his annual base compensation and the average of the bonuses paid to him over the past three years. In the event of voluntary resignation 90 days prior to, or within one year after, any "change in control" of the Companies, Mr. Bond, Jr., within 15 days of resignation, will be paid a lump sum payment equal to the sum of his annual base salary and the average of the bonuses paid to him over the past three years. Any payments made in connection with a "change in control" of the Companies after Mr. Bond, Jr. reaches 62 years of age will be pro-rated to age 65.

     Messrs. Galeone, Locke, Nicholson and Scaldara also have employment agreements specifying minimum annual base compensation of $168,000, $132,000, $132,000 and $146,000, respectively, effective January 1, 2000. The other terms of these agreements are similar to those of the Agreement, except that the duration is a two-year continuous period and the lump sum payment payable in the event of

(i) termination other than for "cause", (ii) resignation due to a significant change in the nature and scope of authorities and duties, or (iii) resignation as a result of not having been offered a new employment agreement with similar terms, 90 days prior to, or within one year after, any "change in control" of the Companies is equal to two times the sum of the applicable officer's base annual compensation and the average of such officer's bonuses for the past three years. In addition, any payments made in connection with a "change in control" of the Companies after reaching 63 years of age will be pro-rated to age 65.

     The Company's 1987 Stock Option Plan, as amended, 1990 Stock Option Plan, 1997 Stock Option Plan, 401(k) Plan, and the Bank's Deferred Compensation Plan all provide that in the event of a "change in control" (as defined by each of the plans), all amounts not fully vested become immediately 100% vested.


Stockholder Return Performance Graph

     The following graph compares the cumulative total return on the Company's Common Stock during the five years ended December 31, 1999 with that of a broad market index (Nasdaq, U.S. Companies), and two industry peer group indices: (i) SNL Securities LC Bank Index for banks with assets from $250 million through $500 million ("SNL $250-$500M Bank Index") and (ii) publicly traded commercial banks in Maryland, Pennsylvania, Virginia and the District of Columbia with total assets less than $1 billion ("CBMD Peer Group"). The graph assumes $100 was invested on December 31, 1994 in the Company's Common Stock and in each of the indices and assumes reinvestment of dividends.

                          Five Year Cumulative Return

                             [GRAPH APPEARS HERE]

     Index Data:
                                              12/31/94      12/31/95      12/31/96      12/31/97      12/31/98      12/31/99
                                              --------      --------      --------      --------      --------      --------
Columbia Bancorp                                100.00        129.75        163.38        266.30        271.02        185.11

Nasdaq - Total US                               100.00        141.33        173.89        213.07        300.25        542.43
SNL $250-$500M Bank Index                       100.00        134.95        175.23        303.07        271.41        252.50
CBMD Peer Group                                 100.00        116.02        134.14        211.89        201.27        177.19

                             INDEPENDENT AUDITORS

     The Board of Directors of the Company has selected KPMG LLP, independent auditors, to audit the Company's financial statements for the year ending December 31, 2000. KPMG LLP has performed the annual audits of the Company since its inception. Representatives of KPMG LLP plan to attend the Annual Meeting and will be available to answer appropriate questions. The representatives will have the opportunity to make a statement at the meeting if they so desire.



                                 OTHER MATTERS

     The Board of Directors of the Company knows of no matters to be presented for action at the Annual Meeting other than those mentioned above; however, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interests of the Company. Other than the election of directors, each matter to be submitted to the stockholders requires the affirmative vote of a majority of all the shares voted at the meeting or a majority of all the shares outstanding and entitled to be voted. Abstentions and broker non-votes are treated as shares not voted.



                             STOCKHOLDER PROPOSALS

     All stockholder proposals intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company not later than December 15, 2000 for inclusion in the Company's proxy statement and proxy relating to that meeting. The Company's by-laws require stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, to give written notice to the Secretary of the Company not less than sixty days and not more than ninety days before the anniversary of the prior year's meeting. A stockholder must submit a matter to be raised at the Company's 2001 meeting of stockholders on or after February 15, 2001, but not later than March 17, 2001. The written notice should be sent to the Company's principal office and must include a brief description of the business, the reasons for conducting such business, any material interest the stockholder has in such business, the name and address of the stockholder as they appear on the Company's books and the number of shares of the Company's Common Stock the stockholder beneficially owns. If a stockholder intends to present a stockholder proposal at the 2001 Annual Meeting in a manner other than the inclusion of the proposal in the Company's proxy statement and proxy relating to that meeting, unless the stockholder notifies the Company of such intention by February 28, 2001, the proxy holders named by the Company may exercise their discretionary voting authority on the matter in accordance with their best judgement.



                              REPORT ON FORM 10-K

     The Annual Report on Form 10-K and applicable exhibits are available to stockholders free of charge upon written request. Requests should be sent to Columbia Bancorp, 10480 Little Patuxent Parkway, Columbia, Maryland 21044,
Attention: John A. Scaldara, Jr.  (E-mail: jscaldara@columbank.com).

                                        By Order of the Board of Directors



                                        John A. Scaldara, Jr.
                                        Corporate Secretary


April 13, 2000

                                REVOCABLE PROXY
                               COLUMBIA BANCORP

[_]  PLEASE MARK VOTES AS IN THIS EXAMPLE

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Columbia Bancorp hereby appoints James R. Moxley, Jr. and Herschel L. Langenthal, or either of them, the lawful attorneys and proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock of Columbia Bancorp which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held May 16, 2000, and at any and all adjournments and postponements thereof. Any and all proxies heretofore given are hereby revoked.


Please be sure to sign and date this Proxy in the box below.

                                        For   Withhold   For All
                                                          Except
1.   Election of Directors              [_]      [_]        [_]


A. Bhasin, R. Bowie, Jr., G. Clark, Jr., K. Michael, M. Simpkins, R. Smelkinson
INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

                        _______________________________

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposal 1 and in the best judgment of the proxy holders on all
         ---
other matters.

     Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.